Exhibit 10.1

SECOND AMENDMENT TO THE

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Second Amendment (this “Amendment”) to the Agreement and Plan of Merger and Reorganization, dated as of July 21, 2022, by and among Silverback Therapeutics, Inc., a Delaware corporation (“Parent”), Sabre Merger Sub, Inc. a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and ARS Pharmaceuticals, Inc., a Delaware corporation (the “Company”), as amended by that First Amendment, dated as of August 11, 2022 (as amended, the “Merger Agreement”), is made and entered into as of October 25, 2022. Each of Parent, Merger Sub and the Company is a “Party,” and collectively, the “Parties.” Capitalized terms used but not otherwise defined in this Amendment will have the same meanings ascribed to such terms in the Merger Agreement.

WHEREAS, the Parties have entered Merger Agreement;

WHEREAS, pursuant to Section 8.5 of the Merger Agreement, the obligations of the Company to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of the condition that the Parent Net Cash shall not be greater than $255,000,000 (the “Parent Net Cash Ceiling”); and

WHEREAS, the Parties wish to increase the Parent Net Cash Ceiling, amend the proviso set forth in Section 4.1(b)(i), which sets forth the definition of the term “Permitted Dividend,” and amend Exhibit A, which sets forth the definition of the term “Parent Valuation”, as set forth below.

NOW, THEREFORE, in connection with the Contemplated Transactions and in consideration of the premises and the mutual promises herein made, the Parties hereby agree and acknowledge as follows:

Amendment of Parent Net Cash Ceiling. The Parties hereby agree that Section 8.5 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“8.5    Parent Net Cash. Parent Net Cash, as finally determined pursuant to Section 1.6, shall not be less than $210,000,000 nor greater than $265,000,000; provided, however, that if Parent Net Cash is greater than $265,000,000, Parent may declare a Permitted Dividend in the amount of such excess to satisfy such condition.”

Permitted Dividend. The Parties hereby agree that the proviso set forth in Section 4.1(b)(i) of the Merger Agreement be amended and restated in its entirely to read as follows:

“provided, however, that to the extent that Parent Net Cash is greater than $265,000,000, Parent shall be permitted to declare any such excess amount as a dividend (a “Permitted Dividend”);”

Amendment of Exhibit A. The Parties hereby agree that clause (i) in the definition of term “Parent Valuation” set forth in Exhibit A of the Merger Agreement be amended and restated in its entirety to read as follows:

“(i) if Parent Net Cash is greater than $240,000,000, the sum of (x) the Parent Equity Value plus (y) the amount by which, up to $25,000,000, Parent Net Cash exceeds $240,000,000”.

Miscellaneous. Except as expressly modified hereby, the provisions of the Merger Agreement shall not be affected hereby and shall remain in full force and effect. The provisions of Section 10 of the Merger Agreement (as applicable) shall govern this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

ARS PHARMACEUTICALS, INC.

By:	/s/ Richard Lowenthal
Name:	Richard Lowenthal, M.S., MSEL
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

SILVERBACK THERAPEUTICS, INC.

By:	/s/ Jeffrey C. Pepe
Name:	Jeffrey C. Pepe, Ph.D., J.D.
Title:	Interim Chief Executive Officer

SABRE MERGER SUB, INC.

By:	/s/ Jeffrey C. Pepe
Name:	Jeffrey C. Pepe, Ph.D., J.D.
Title:	Secretary